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                                                                    EXHIBIT 99.4

                            LYONS OFFERING AGREEMENT

     THIS LYONs OFFERING AGREEMENT (The "Agreement"), dated as of June 1, 1995, is between TELEPHONE AND DATA SYSTEMS, INC., an Iowa ("TDS"), and UNITED STATES CELLULAR CORPORATION,a Delaware corporation ("USM").

                                    RECITALS:

          WHEREAS, TDS owns 33,005,877 Series A Common Shares, 34,034,594 Common Shares and 95,972 Preferred Shares of USM.

          WHEREAS, USM, has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement (the "Registration Statement") to register Liquid Yield Option Notes ("LYONs"), and Common Shares, par value $1.00 per share (the "Common Shares"), to be offered for sale as described in the Registration Statement (the "Offering").

          WHEREAS, the LYONs will be issued pursuant to an Indenture (the "Indenture") between USM and harris Trust Savings Bank.

          WHEREAS, TDS and USM are parties to a Revolving Credit Agreement dated as of July 1, 1987, as amended (the "Revolving Credit Agreement").

          WHEREAS, as of the date hereof, USM had outstanding indebtedness to TDS of approximately $200 million under the Revolving Credit Agreement.

          WHEREAS, USM desires to use the net proceeds from the sale of the LYONs to reduce the amount debt by USM to TDS under the Revolving Credit Agreement.

          WHEREAS, concurrently with the repayment of such debt, TDS and USM would agree that the total line of credit under the Revolving Credit Agreement will be reduced to an amount which is mutually agreeable to TDS and USM.

          WHEREAS, TDS and USM are parties to an Exchange Agreement dated as of July 1, 1987, as amended (the "Exchange Agreement").

          WHEREAS, under the Exchange Agreement, TDS has the right to subscribe to any issuance of Common Shares or any other voting securities of USM, or of any securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, Common Shares or any other voting securities of USM.

          WHEREAS, in connection with the Offering, TDS desires to waive its right to subscribe for or purchase LYONs upon issuance of the LYONs or Common Shares issuable upon the conversion by the holder of such LYONs, upon the terms and conditions set forth herein.
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          WHEREAS, TDS and USM are parties to a Registration Rights Agreement dated as of July 1, 1986 (the "Registration Rights Agreement").

          WHEREAS, under the Registration Rights Agreement, TDS has certain registration rights in connection with offerings by USM.

          WHEREAS, in connection with the Offering, TDS desires to waive any registration rights it may have under the Registration Rights Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein set forth, and subject to the conditions hereof, the parties hereto agree as follows:

          1. USM agrees that the net proceeds from the sale of the LYONs shall be used to repay TDS ( in whole or, to the extent of such net proceeds, in part) the balance due TDS under the Revolving Credit Agreement. Such payment shall be made on the closing date of such Offering or as soon as practicable thereafter. Immediately following the consummation of the transactions contemplated hereby, the commitment of TDS to extend loans to USM pursuant to the Revolving Credit Agreement shall be $100,000,000.

          2. TDS hereby waives its rights under the Exchange Agreement to subscribe for or purchase LYONs upon issuance of the LYONs or Common Shares issuable upon the conversion by the holders of such LYONs; provided, however, TDS expressly reserves any rights it may have under the Exchange Agreement to subscribe for and purchase Common Shares in the event USM elects to exercise its option to deliver Common Shares in connection with the election by holders of LYONs to cause USM to purchase LYONs on any Purchase Date or Optional Purchase Date (as such terms are defined in the Indenture). It is understood that the fair market value of the consideration paid for the Common Shares for purposes of any such purchase right by TDS under the Exchange Agreement shall be equal to the Market Price (as defined in the Indenture) of the Common shares as determined for such Purchase Date or Optional Purchase Date under the indenture. TDS also hereby waives any rights it may have permitting it to transfer any rights it may have to subscribe for or purchase such Common Shares on any Purchase Date or Optional Purchase Date. TDS further waives any registration rights it may have as a result of the Offering.

          3. TDS hereby agrees to indemnify and hold harmless USM, each of USM's directors, each of USM's officers and each person, if any, who controls USM within the meaning of Section 15 of the Securities Act, against any and all loss, liability, claim, damage and expense, including the reasonable fees and disbursements of counsel (collectively, "Loss") incurred with respect to any untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or any preliminary prospectus or prospectus included therein or related thereto (or any amendment or supplement thereto), with respect to any information included or incorporated by reference, or the failure to include or incorporate information, describing or related to TDS and the TDS Common Equity Securities (as defined in the Registration Statement), including, without limitation, any Loss relating to the registration or failure to register or properly register such TDS Common Equity Securities or any security which represents the right to acquire or deliver such TDS Common Equity Securities.

          4. This Agreement shall terminate automatically in the event USM abandons the Offering or the Offering does not take place for any reason. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except provided herein.

          5. This Agreement may be executed in any number of Counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          6. This Agreement shall be governed by the laws of the State of Illinois.

                             --------------------

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     IN WITNESS WHEREOF, TDS and USM have executed this Agreement as of the date first above written.


                                        TELEPHONE AND DATA SYSTEMS, INC.


                                        By:  /s/ LeRoy T. Carlson
                                            -----------------------------------
                                             LeRoy T. Carlson, Chairman


                                        UNITED STATES CELLULAR CORPORATION


                                        By:  /s/ LeRoy T. Carlson, Jr.
                                            -----------------------------------
                                             LeRoy T. Carlson, Jr., Chairman




         SIGNATURE PAGE TO LYONS OFFERING AGREEMENT BETWEEN TDS AND USM.